FORM 8-A/A1

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


                            F2 Broadcast Network Inc.
                      -----------------------------------
             (Exact Name of registrant as specified in its charter)



               Nevada                                    84-0974303
---------------------------------------   ------------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


            6421 Congress Avenue, Suite 115 Boca Raton, Florida 33487
               (Address of principal executive officer) (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:  None

         Title of each class                 Name of each exchange on which
         to be so registered                 each class is to be registered

                    N/A                                    N/A
--------------------------------------   --------------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock, $.008 Par Value*
                                (Title of class)



------------------
*The Registrant previously registered its common stock under Section 12(g).


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Item 1.           Description of Registrant's Securities to be Registered.
                  --------------------------------------------------------

Common Stock

         Each share of the Common Stock, par value $.008, is entitled to share equally with each other share of Common Stock in dividends from sources legally available therefor, when, as, and if declared by the Company's Board Of Directors (the "Board") and, upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, to share equally in the assets of the Company that are available for distribution to the holders of the Common Stock. Each holder of Common Stock of the Company is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting is not allowed in the election of directors or for any other purpose, and the holders of Common Stock have no preemptive rights, redemption rights or rights of conversion with respect to the Common Stock. Because voting rights are not cumulative, the holders of more than 50% of the shares of Common Stock of the Company could, if they chose to do so, elect all the directors of the Company.

         All outstanding shares of Common Stock are, and all shares that may be sold and issued upon exercise, if any, of the Company's outstanding options will be, fully paid and nonassessable by the Company. The Board is authorized to issue additional shares of Common Stock within the limits prescribed by the Company's Articles Of Incorporation and without stockholder action.

         The Company has reserved a sufficient number of shares of Common Stock for issuance in the event that all the outstanding options and warrants are exercised and in the event that all outstanding convertible preferred stock is converted.

Item 2.           Exhibits

                  A complete copy of the Company's Articles Of Incorporation as filed with the Nevada Secretary of State on September 29, 1997 and Articles of Amendment as filed with the Nevada Secretary of State on January 4, 2001 are attached as exhibits to this Form 8-A. Also attached as an exhibit to this Form 8-A is a complete copy of the Company's Bylaws as currently in effect.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                           F2 BROADCAST NETWORK INC.


Date:  February 26, 2001              By:      /s/ Howard B. Stern
                                               --------------------------------
                                               Howard B. Stern, Chief Executive
                                               Officer